Exhibit 10.1

UBS Securities LLC 677 Washington Boulevard Stamford, Connecticut 06901 Telephone 203 719-7100 www.ubswarburg.com

January 25, 2005

Peter J. Maloney

Chief Financial Officer

Keynote Systems, Inc.

777 Mariners Island Boulevard

San Mateo, CA 94404

Dear Peter:

This agreement (“Agreement”) confirms the terms and conditions under which UBS Securities LLC (“UBS”) will assist Keynote Systems, Inc. (the “Purchaser”) in its program to repurchase shares of its common stock (the “Securities”).

1.	The Purchaser hereby appoints UBS as its agent to purchase the Securities pursuant to the plan (defined below), and UBS accepts this appointment. UBS agrees that it shall effect any purchase of the Securities in accordance with the timing, price and volume restrictions in sections (b)(2)-(4) of Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Purchaser agrees not to take, nor permit any person or entity under its control to take, any action which could reasonably be expected to jeopardize the availability of Rule 10b-18 for its acquisition program. In compliance with section (b)(1) of Rule 10b-18, the Purchaser shall use only one broker in connection with the purchase of Securities on any given day. In addition, UBS shall not be responsible for any failure to comply the section (b)(4) of Rule 10b-18 arising out of any block purchase effected by Purchaser through a broker other than UBS. Nothing shall preclude the purchase by UBS of the Securities for its own account, or the solicitation or execution of purchase or sale orders of the Securities for the account of UBS clients.

2.	UBS shall conduct its purchase of Securities pursuant to this Agreement on behalf of the Purchaser until terminated by either party on written notice to the other party. Such termination shall be effective on the first business day after the day on which the notice is given, provided that termination shall be effective when the notice is given if required by law.

3.	The Purchaser shall promptly notify UBS whenever it determines that purchases should be suspended for any period of time (due to, without limitation, (a) purchases by affiliated purchasers, (b) distributions by the Purchaser within the meaning of Regulation M under the Exchange Act, or (c) the Purchaser being aware of material nonpublic information). UBS shall suspend purchases under this Agreement upon receipt of the Purchaser’s notice to do so. If UBS receives a notice to terminate or suspend purchases for any reason, UBS shall be entitled to make, and Purchaser shall be solely responsible for, a purchase pursuant to a bid made before such termination or suspension is effective.

4.	During the term of the plan UBS shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of Securities during such period.

5.	UBS will purchase Securities pursuant to a written plan adopted by the Purchaser for trading securities pursuant to Rule 10b5-1 under the Exchange Act in the form attached hereto as Exhibit A (the “Plan”).

(a)	the Purchaser and UBS acknowledge and agree that any purchase of Securities by UBS on behalf of the Purchaser during the term of such Plan will be deemed to be made in accordance with such Plan, unless otherwise agreed and identified as purchases outside of the Plan by Purchaser and UBS;

Member SIPC

UBS Securities LLC is a subsidiary of UBS AG. UBS Securities is a financial services group of UBS AG	Member New York Stock Exchange and other Principal Exchanges

(b)	the Purchaser acknowledges that Rule 10b5-1 does not permit the Purchaser to (i) exercise any influence over how, when or whether UBS effects purchases of the Securities contemplated by a Plan or (ii) alter or deviate from any such Plan or to change the number of Securities, price or timing of the purchases of Securities contemplated by any such Plan; and

(c)	all purchases made by UBS on behalf of Purchaser pursuant to any such Plan shall be subject to the terms and conditions of this Agreement, in addition to any terms and conditions set forth in such Plan.

6.	UBS shall provide confirmations of purchases of Securities to the Purchaser and to other persons as the Purchaser designates in writing. In addition UBS shall provide reports of such transactions to the Purchaser or its designee as agreed by the Purchaser and UBS.

7.	The Purchaser shall pay for the Securities within three business days after purchase. Purchased Securities will be held or delivered in accordance with the Purchaser’s written instructions. The Purchaser agrees to pay to UBS a fee of $0.03 per share for Securities purchased pursuant to this Agreement.

8.	The Purchaser represents and warrants that it has publicly disclosed its intention to institute a program for the acquisition of the Securities contemplated hereby. On the date of this Agreement, Purchaser represents and warrants to UBS that: each of this Agreement and the Plan, and the transactions contemplated by this Agreement have been duly authorized by the Purchaser; each of this Agreement and the Plan is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgement or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any material agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound; Purchaser is not aware of any material nonpublic information regarding the Purchaser or its securities (including the Securities); in the case of any Plan, Purchaser is entering into any Plan adopted hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and no governmental, administrative or official consent, approval, authorization, notice or filing is required to perform the transactions contemplated herein or in any such Plan.

9.	All communications and notices shall be in writing (including facsimile transmissions) or confirmed in writing (including facsimile transmissions) and (unless provided otherwise) shall be effective when received at the address specified below or such other address designated by written notice to the other party:

(a)	if to UBS, to it at:

UBS Securities LLC

677 Washington Blvd. 6th Floor Trading South

Stamford, CT 06901

Attn: Young Z. Kim

Fax #: 203-719-7031

(b)	if to the Purchaser, to it at:

Keynote Systems, Inc.

777 Mariners Island Boulevard

San Mateo, CA 94404

Attn: Peter J. Maloney- Chief Financial Officer

10.	Neither party may assign its rights and obligations under this Agreement to any other party, provided however that UBS may assign its rights and obligations under this Agreement to any affiliate of UBS.

11.	Neither party shall refer to the other or any affiliate of the other in any public statement or disclosure document without the prior consent of the other party or such affiliate.

12.	This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

If the foregoing correctly sets forth our agreement, please sign below and return to us a signed copy.

Yours sincerely,

UBS Securities LLC

By:	/s/ Andrew Tuthill	By:	/s/ Young Kim
Name:	Andrew Tuthill	Name:	Young Kim
Title:	Managing Director	Title:	Associate Director

Accepted as of the 27 day of January, 2005

Keynote Systems, Inc.

By:	/s/ Peter J. Maloney
Name:	Peter J. Maloney
Title:	Chief Financial Officer

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